February 15, 2006

Eric J. Kuhn

President and Chief Executive Officer

Varsity Group Inc.

Re: Amendment to Employment Agreement

Dear Eric:

This letter agreement (this "Agreement") shall serve as an amendment to your employment agreement dated August 24, 1999 with Varsitybooks.com Inc. (your "Employment Agreement").

Effective as of the date hereof, you have agreed to resign as President and Chief Executive Officer of Varsity Group Inc. (the "Company"), and to serve instead as Chairman of the Board of Directors of the Company. All references in your Employment Agreement to your employment as "President and Chief Executive Officer" shall be deemed references to "Chairman of the Board of Directors".

The foregoing amendment shall not constitute "Good Reason" as defined in Section 6(d)(ii) your Employment Agreement, and this Agreement shall not serve as a "Notice of Termination" under Section 6(c) of your Employment Agreement.

You agree that your Employment Agreement and this Agreement together constitute the entire agreement between you and the Company with respect to your employment with the Company, and agree that the terms of your Employment Agreement shall be incorporated herein as if restated in full. Please confirm your agreement by signing and counterpart to this letter.

Very truly yours

Varsity Group Inc.

By: /s/ Jack M Benson

Title: CFO

Confirmed and Agreed:

/s/ Eric J. Kuhn